Exhibit 99.1

Spark Therapeutics Reports 2018 Financial Results and Recent Business Progress

PHILADELPHIA, Feb. 19, 2019 (GLOBE NEWSWIRE)- Spark Therapeutics (NASDAQ: ONCE), a fully integrated, commercial gene therapy company dedicated to challenging the inevitability of genetic disease, announced today corporate and financial results for 2018 and recent business progress.

“In 2018, we successfully launched LUXTURNA® (voretigene neparvovec-rzyl) in the U.S. and have demonstrated first-of-its-kind commercial expertise, including establishing the ability to deliver a gene therapy while securing patient access. We also obtained marketing authorization for LUXTURNA in the EU,” said Jeffrey D. Marrazzo, chief executive officer of Spark Therapeutics. “Additionally, we advanced our global hemophilia A franchise, with SPK-8011 entering Phase 3 and SPK-8016 entering Phase 1/2 clinical trials. In parallel, we proceeded with preparations to have two more investigational gene therapies ready for clinical trials in 2019, including SPK-3006 for Pompe disease.”

“Throughout this progress, we have built unique competencies in the discovery, development and delivery of genetic medicines that guide our portfolio strategy - from how we discover and develop gene therapies, to how we select targets and prioritize our programs, to how we manufacture and commercialize these novel therapies globally,” said Marrazzo. “We believe these competencies increase our ability to successfully break barriers by transforming the research in our labs into life-altering gene therapy products for patients and position us well for continued growth and success.”

2018 and recent business highlights
Launched LUXTURNA, the first gene therapy for a genetic disease and only pharmacologic treatment for inherited retinal disease in the U.S. and secured EU marketing authorization

•	Pioneered innovative pricing and distribution models in U.S. that secured access for patients and families

•	Shipped 75 vials of LUXTURNA in the U.S.

•	Entered into a licensing and supply agreement granting Novartis Pharmaceuticals exclusive rights to commercialize LUXTURNA in markets outside the U.S.

Expanded hemophilia portfolio to include multiple investigational gene therapies, with three programs now in clinical trials

•
Presented updated preliminary data, with a Nov. 2, 2018, data cutoff, on the first 12 participants in the ongoing Phase 1/2 clinical trial of SPK-8011 in hemophilia A at an oral presentation at the American Society of Hematology annual meeting

◦	No inhibitors, no thrombotic events and no persistent or unresolved transaminase elevations were observed across a cumulative 9.7 years of data follow-up

◦	Across all three doses, beginning four weeks after vector infusion, there was a 94-percent reduction in bleeds and a 95-percent reduction in factor VIII infusions

◦
Among the five participants treated in the 2x10[12] vg/kg cohort who did not experience an immune response-associated decline in FVIII expression, beginning four weeks after vector infusion, there was a 100-percent reduction in bleeds and a greater than 99-percent reduction in infusions, with up to 46 weeks of follow-up

◦
All five participants in the 5x10[11] vg/kg and 1x10[12] vg/kg dose cohorts, with follow up of up to 78 weeks post SPK-8011 infusion, had shown persistent, stable factor VIII activity levels in this ongoing study

•	Initiated Phase 1/2 clinical trial expansion for SPK-8011 that incorporates a standardized, prophylactic steroid regimen and material made from our suspension manufacturing process

◦	Received FDA clearance to use mammalian suspension culture material in the clinical trial

•	Initiated an observational Phase 3 six-month run-in study for SPK-8011

•	Initiated Phase 1/2 clinical trial for SPK-8016, a novel, internally developed adeno-associated viral (AAV) gene therapy candidate aimed at addressing segments of the hemophilia A inhibitor market

•	Completed transition of SPK-9001 for hemophilia B to Pfizer; Pfizer initiated a six-month run-in portion of Phase 3 clinical trial in July 2018

Progressed pipeline of investigational AAV gene therapies

•
Presented investigational new drug (IND)-enabling data for SPK-3006, a liver-directed AAV gene therapy for Pompe disease showing decreased glycogen accumulation, increased survival and improved cardiac, respiratory and muscle function in acid alpha-glucosidase knockout (Gaa-/-) mice at the 2018 World Muscle Society International Congress and at the 2019 15th Annual WORLDSymposium™

◦
Administration of a single infusion at three ascending doses in non-human primates demonstrated dose-dependent expression of GAA in plasma, reaching plasma levels equivalent to those found to be therapeutically effective in Pompe disease mouse models

◦	Uptake of secretable GAA has been demonstrated in both animal models and in vitro systems

•	Presented IND-enabling data for SPK-1001, an investigational AAV gene therapy for CLN2 disease, a form of Batten disease, at the 2019 15th Annual WORLDSymposium™

•
Showed preclinical proof-of-concept in non-human primates for SPK-miHTT, an investigational AAV gene therapy for Huntington’s disease, with knockdown of the mutant HTT up to 90 percent at the mRNA and protein level using a miRNA silencing approach. Evidence of cortical knockdown was also obtained in the brain of non-human primates.

Bolstered manufacturing capabilities, research platform and financial position as we expand our fully integrated organization

•	Own and operate first and only FDA- and EU-licensed AAV commercial manufacturing facility

•
Achieved targeted scale of 2x200-liter suspension upstream and 400-liter downstream manufacturing process to support anticipated clinical and commercial hemophilia A and Pompe disease supply requirements

•	Expanded our research and development facilities in West Philadelphia

•	Ended year with a strong balance sheet with $601.3 million in cash, cash equivalents, restricted cash and marketable securities

Financial results for the years ended December 31, 2018 and 2017
In the year ended December 31, 2018, we recognized $64.7 million in total revenue, of which $27.0 million was net product sales of LUXTURNA and $37.8 million was contract revenue associated with our agreements with Pfizer and Novartis. In the year ended December 31, 2017, we recognized $12.1 million in contract revenue, all of which was associated with our Pfizer agreement.

Cost of product sales for the year ended December 31, 2018, was $1.0 million, which consists of manufacturing, shipping and other costs, as well as royalties. A substantial portion of the inventory sold during the period was produced prior to FDA approval and, therefore, was expensed as research and development expense in 2017.

Cost of contract revenue for the year ended December 31, 2018, was $6.9 million, which consists of manufacturing and other costs associated with our agreements.

Our research and development expenses for the year ended December 31, 2018, were $125.3 million compared with $135.2 million for the year ended December 31, 2017. The $9.9 million decrease was due to a $13.3 million reduction in internal research and development expenses, partially offset by an increase of $3.4 million in external research and development expenses. The $13.3 million reduction in internal research and development expense was primarily the result of $20.5 million in salaries and other LUXTURNA costs being capitalized in inventory following FDA approval, as well as costs associated with contract revenue. These costs were partially offset by an increase of $7.5 million in salaries and other related benefits. The $3.4 million increase in external research and development expenses primarily resulted from $14.4 million in increased expenses related to our hemophilia A program and $0.7 million in programs in preclinical development. These costs were partially offset by $7.9 million less in expenses related to LUXTURNA and $3.8 million less in expenses related to the SPK-FIX and SPK-CHM clinical programs.

Our acquired in-process research and development (IPR&D) expense was $0.3 million during the year ended December 31, 2018. Our acquired IPR&D expense for the year ended December 31, 2017, was $8.6 million, which includes additional payments related to our Selecta Bioscience, Inc. license agreement entered into in 2016.

During the year ended December 31, 2017, we recorded a non-cash impairment charge of $15.7 million related to acquired IPR&D from a March 2016 acquisition. Additionally, we recognized an income tax benefit of $1.0 million related to the reversal of the deferred tax liability associated with the IPR&D during the year ended December 31, 2017.

Selling, general and administrative expenses for the year ended December 31, 2018 were $124.9 million compared with $111.1 million for the year ended December 31, 2017. Selling, general and administrative expenses consist primarily of salaries and related costs, including stock-based compensation, legal and patent costs, facility costs and other professional fees. The $13.8 million increase primarily was due to $14.9 million in higher salaries and related costs, including stock-based compensation, and a $6.1 million increase in legal and patent expenses, professional fees and other operating costs. These increases were partially offset by a reduction of $6.9 million related to an early termination of one of our leases that was amended in 2017, and $0.3 million in launch activities for LUXTURNA.

We recognized $110.0 million of other income during the year ended December 31, 2018, from the sale of our rare pediatric disease priority review voucher (PRV).

Our net loss for the year ended December 31, 2018, was $78.8 million, or ($2.11) basic and diluted net loss per common share, as compared to a net loss of $253.5 million, or ($7.63) basic and diluted net loss per common share, for the year ended December 31, 2017. Our loss for the year ended December 31, 2018, was favorably impacted by the sale of our PRV in the second quarter.

As of December 31, 2018, we had cash and cash equivalents, restricted cash and marketable securities of $601.3 million, and 37.7 million shares outstanding.

Conference call details
Spark Therapeutics will host a conference call and audio webcast, today, Tuesday, Feb. 19, at 8:30 a.m. ET, to discuss corporate and financial results for 2018 and recent business highlights. The call can be accessed by dialing the numbers below or by visiting the “Investors” section at www.sparktx.com.

U.S. Dial-in Number: (855) 851-4526
International Dial-in Number: (720) 634-2901
Passcode: 1089969

A replay of the call will be available for one week following the call by dialing the numbers below or also available on our website.

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Passcode: 1089969

About Spark Therapeutics
At Spark Therapeutics, a fully integrated, commercial company committed to discovering, developing and delivering gene therapies, we challenge the inevitability of genetic diseases, including blindness, hemophilia, lysosomal storage disorders and neurodegenerative diseases. We have successfully applied our technology in the first gene therapy approved in both the U.S. and EU for a genetic disease, and currently have four programs in clinical trials, including product candidates that have shown promising early results in patients with hemophilia. At

Spark, we see the path to a world where no life is limited by genetic disease. For more information, visit www.sparktx.com, and follow us on Twitter and LinkedIn.

Cautionary note on forward-looking statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's product candidates, including LUXTURNA (voretigene neparvovec-rzyl), SPK-7001, SPK-9001 and SPK-8011. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘predict,’’ ‘‘will,’’ ‘‘would,’’ ‘‘could,’’ ‘‘should,’’ ‘‘continue’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) our preliminary clinical results for our product candidate, SPK‐8011, for hemophilia A may not be sustained; (ii) our implementation of a prophylactic approach to steroid administration for subjects participating in our SPK‐8011 clinical trials may not sufficiently prevent immune responses; (iii) we may not successfully initiate a multinational Phase 3 clinical trial for SPK‐8011 and the timing and design of such trial may vary from our expectations; (iv) our initial evaluation of safety in non‐inhibitor patients for SPK‐8016 may not be successful; (v) our clinical equivalence testing for SPK‐8011 resulting from changes in our adherent manufacturing process to a suspension cell culture manufacturing process may not produce expected results; (vi) we may not achieve our expected objectives for commercialization for LUXTURNA; (vii) we may be unable to maintain or continue to enter into agreements with payers for the provision of LUXTURNA; (viii) we will not be able to reach agreement with the Centers for Medicare & Medicaid Services regarding LUXTURNA; (ix) Novartis may not be successful in commercializing or selling LUXTURNA in one or more markets; (x) we may not receive any additional milestone or royalty payments from Novartis, Pfizer or our other collaborators; (xi) we may not advance our SPK‐3006 program or other undisclosed programs into the clinic when anticipated, or at all; and (xii) any one or more of our product candidates in preclinical or clinical development will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:                        Media Contact:
Ryan Asay                            Monique da Silva
Ryan.asay@sparktx.com                     Monique.dasilva@sparktx.com
(215) 239-6424                            (215) 282-7470

Spark Therapeutics, Inc.
Consolidated balance sheets (unaudited)
(in thousands, except share and per share data)

	December 31, 2017	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$96,748	$95,247
Marketable securities	423,419	358,359
Trade and other receivables	7,906	47,385
Inventory	—	25,637
Prepaid expenses and other current assets	5,093	40,512
Total current assets	533,166	567,140
Restricted cash	—	53,000
Marketable securities	20,035	94,678
Property and equipment, net	61,713	95,998
Goodwill	1,254	1,198
Other assets	628	2,338
Total assets	$616,796	$814,352
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,183	$19,492
Accrued expenses	24,697	34,790
Current portion of long-term debt	312	4,822
Current portion of deferred rent	969	1,365
Current portion of deferred revenue	11,969	—
Current other liabilities	1,557	1,885
Total current liabilities	53,687	62,354
Long-term debt	912	46,090
Long-term deferred rent	8,318	10,885
Long-term deferred revenue	—	160,000
Other liabilities	40,255	38,510
Total liabilities	103,172	317,839
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized, 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; 37,131,626 shares issued and 37,111,404 shares outstanding as of December 31, 2017; 37,764,213 shares issued and 37,686,301 shares outstanding as of December 31, 2018	37	38
Additional paid-in capital	1,026,590	1,091,873
Accumulated other comprehensive loss	(5,914)	(1,050)
Treasury stock, at cost, 20,222 shares as of December 31, 2017 and 77,912 shares as of December 31, 2018	(1,226)	(4,661)
Accumulated deficit	(505,863)	(589,687)
Total stockholders’ equity	513,624	496,513
Total liabilities and stockholders’ equity	$616,796	$814,352

Spark Therapeutics, Inc.
Consolidated statements of operations (unaudited)
(in thousands, except share and per share data)

	For the Year Ended December 31,
	2016	2017	2018
Revenues:
Product sales, net	$—	$—	$26,973
Contract revenue	20,183	12,066	37,752
Total revenues	20,183	12,066	64,725
Operating expenses:
Cost of product sales	—	—	1,008
Cost of contract revenue	—	—	6,907
Research and development	86,380	135,160	125,254
Acquired in-process research and development	11,132	8,604	300
Impairment of acquired in-process research and development	—	15,696	—
Selling, general and administrative	48,070	111,124	124,895
Total operating expenses	145,582	270,584	258,364
Loss from operations	(125,399)	(258,518)	(193,639)
Unrealized loss on equity investments	—	—	(5,078)
Interest income, net	1,746	4,073	9,994
Other income	—	—	110,000
Loss before income taxes	(123,653)	(254,445)	(78,723)
Income tax benefit (expense)	—	963	(99)
Net loss	$(123,653)	$(253,482)	$(78,822)
Basic and diluted net loss per common share	$(4.29)	$(7.63)	$(2.11)
Weighted average basic and diluted common shares outstanding	28,804,133	33,242,072	37,366,782

# # #